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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                               (AMENDMENT NO. 2)*
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                       HEALTHCARE FINANCIAL PARTNERS, INC.
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                                (NAME OF ISSUER)


COMMON STOCK, PAR VALUE $.01 PER SHARE                          42219W108
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   (TITLE OF CLASS OF SECURITIES)                             (CUSIP NUMBER)


                                FEBRUARY 28, 1999
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [x] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [_] Rule 13d-1(d)

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               (Page 1 of 6 Pages)

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

------------------------------- -------------------------------------           --------------------------------------------------
CUSIP No.                       42219W108                               13G                         Page 2 of 6
------------------------------- -------------------------------------           --------------------------------------------------

------------------------- ------------------------------------------- ------------------------------------------------------------
           1              NAME OF REPORTING PERSON:                   ENTRUST CAPITAL INC. / ENTRUST PARTNERS LLC
                          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:    13-3933026 / 13-4021839
------------------------- -------------------------------------------------------------------------------------- -----------------
           2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                            (A) [X]
                                                                                                                       (B) [ ]
------------------------- --------------------------------------------------------------------------------------------------------
           3              SEC USE ONLY

------------------------- ------------------------------------------- ------------------------------------------------------------
           4              CITIZENSHIP OR PLACE OF ORGANIZATION:       DELAWARE

------------------------------- ----- ----------------------------------------- --------------------------------------------------
          NUMBER OF              5    SOLE VOTING POWER:                        ENTRUST PARTNERS LLC - 30,500
            SHARES
                                ----- ----------------------------------------- --------------------------------------------------
         BENEFICIALLY            6    SHARED VOTING POWER:                      ENTRUST CAPITAL INC. - 1,168,193
           OWNED BY
                                ----- ----------------------------------------- --------------------------------------------------
             EACH                7    SOLE DISPOSITIVE POWER:                   ENTRUST PARTNERS LLC - 30,500
           REPORTING
                                ----- ----------------------------------------- --------------------------------------------------
         PERSON WITH             8    SHARED DISPOSITIVE POWER:                 ENTRUST CAPITAL INC. - 1,364,400

------------------------- ----------------------------------------------------- --------------------------------------------------
           9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING      ENTRUST CAPITAL INC. - 1,364,400
                          PERSON:                                               ENTRUST PARTNERS LLC - 30,500

------------------------- -------------------------------------------------------------------------------------- -----------------
           10             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:                          [_]

------------------------- -------------------------------------------------------------------------------------- -----------------
           11             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                     10.41%

------------------------- ------------------------------------------- ------------------------------------------------------------
           12             TYPE OF REPORTING PERSON:                   IA

------------------------- ------------------------------------------- ------------------------------------------------------------


Item 1

        (a)     Name of Issuer

                Healthcare Financial Partners, Inc.

        (b)     Address of Issuer's Principal Executive Offices

                2 Wisconsin Circle, Suite 320
                Chevy Chase, MD  20815


Item 2

        (a)     Name of Person Filing

                See Item 1 of the Cover Page attached hereto

        (b)     Address of Principal Business Office or, if none, Residence

                650 Madison Avenue
                New York, New York  10022

        (c)     Citizenship

                See Item 4 of the Cover Page attached hereto

        (d)     Title of Class of Securities

                Common Stock, par value $.01 per share

        (e)     CUSIP Number

                42219W108

Item 3

        (e) EnTrust Capital Inc. and EnTrust Partners LLC are Investment Advisers registered under section 203 of the Investment Advisers Act of 1940

Item 4

        (a)     Amount Beneficially Owned

                See Item 9 of the Cover Page attached hereto

        (b)     Percent of Class

                See Item 11 of the Cover Page attached hereto

        (c)     Number of shares as to which such person has:

                   (i)   Sole power to vote or to direct the vote

                         See Item 5 of the Cover Page attached hereto

                  (ii)   shared power to vote or to direct the vote

                         See Item 6 of the Cover Page attached hereto

                 (iii)   sole power to dispose or to direct the disposition of

                         See Item 7 of the Cover Page attached hereto

                  (iv)   shared power to dispose or to direct the disposition of

                         See Item 8 of the Cover Page attached hereto

Item 5

                Ownership of Five Percent or Less of a Class

                Not applicable

Item 6
                Ownership of More than Five Percent on Behalf of Another Person

                Not applicable


Item 7
                Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                Not applicable

Item 8

                Identification and Classification of Members of the Group

                Not applicable

Item 9

                Notice of Dissolution of Group

                Not applicable

Item 10

                Certification

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


March 9, 1999

                              EnTrust Capital Inc.

                              By: /s/ Richard I. Ellenbogen
                                  -------------------------------------
                                  Name: Richard I. Ellenbogen
                                  Title: Vice President &
                                         General Counsel


                              EnTrust Partners LLC.
                              By: /s/ Richard I. Ellenbogen
                                  -------------------------------------
                                  Name: Richard I. Ellenbogen
                                  Title: Vice President &
                                         General Counsel


JOINT FILING AGREEMENT

The undersigned hereby agrees to the joint filing with each other of the attached statement on Schedule 13G and to all amendments to such statement and that such statement is and all amendments to such statement are made on behalf of each of them.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement on March 9, 1999.

                              EnTrust Capital Inc.

                              By: /s/ Richard I. Ellenbogen
                                  -------------------------------------
                                  Name: Richard I. Ellenbogen
                                  Title: Vice President &
                                         General Counsel


                              EnTrust Partners LLC.

                              By: /s/ Richard I. Ellenbogen
                                  -------------------------------------
                                  Name: Richard I. Ellenbogen
                                  Title: Vice President &
                                         General Counsel